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                                                                    EXHIBIT 99.2

                               September 10, 1996



To our Shareholders:

Your Board of Directors has adopted a shareholder rights plan and declared a dividend distribution of one Common Share Purchase Right for each outstanding share of Baldwin's common stock.

The plan enhances your Board's ability to assure that all Baldwin shareholders are treated fairly in the event that the Baldwin Piano & Organ Company is faced with a coercive or unfair takeover attempt. While Baldwin has received no overtures, this plan is important because it allows your Board time to evaluate an offer, and to consider any and all alternatives. The plan does not stop your Board from considering or accepting an offer that is in the best interests of your company and all shareholders.

You should be aware that Baldwin's shareholder rights plan is similar to those in place at many public companies to protect the interests of shareholders. Under the plan, shareholders of record on September 10, 1996, will receive one right for each common share held on that date. This distribution is not taxable to shareholders. The rights have a ten year life, and may be exercised if a party acquires 15 percent or more of Baldwin's common stock, or announces a tender offer to do so, without the consent of the Board of Directors of your company. The rights will trade with the common shares. Other terms of the plan are detailed in the Rights Agreement.

Baldwin Piano & Organ Company has manufactured and marketed keyboard musical products for more than 130 years. By adopting this shareholder rights plan, your Board of Directors has indicated our confidence in the future of Baldwin. We wish to see that all of our loyal shareholders have the opportunity to participate in that future.

                                        On behalf of the Board of Directors,



                                        Karen L. Hendricks
                                        President and Chief Executive Officer

Attachment: Shareholder Rights Plan